Exhibit 10.46

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (the "Agreement") entered into as of the 1st day of September, 2010 by and between GLOWPOINT, INC., a Delaware corporation (the "Company"), and Jon A. DeLuca ("Consultant").

WHEREAS, Consultant is interested in providing general corporate strategy and management consulting services (the “Services”) to the Company;

WHEREAS, the Company desires to retain Consultant to provide the Services, and Consultant desires to be so retained by the Company;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and premises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.            Engagement.

(a) The Company hereby agrees to retain Consultant on the terms and conditions set forth in this Agreement, and Consultant hereby accepts such engagement.  Consultant shall perform the Services in a professional, timely and workmanlike manner consistent with prevailing industry standards.  The Consultant shall report directly to the CEO of Glowpoint.  Consultant agrees that during his engagement by the Company, he will devote such time, attention, and energy to the business and affairs of the Company as reasonably requested by the Company’s CEO.  The Company expressly acknowledges that Consultant has other engagements, responsibilities and duties other than those imposed by this Agreement.

(b) The relationship between the Company and Consultant is an independent contractor relationship, and nothing herein shall create a partnership, joint venture, agency or employer/employee relationship between the Company and Consultant.  Consultant shall not be covered by the Company’s workers’ compensation, health or any other insurance and Consultant shall not be entitled to any other employee benefits provided by the Company.  Consultant shall have no authority to bind the Company or its affiliates and covenants and agrees not to make any attempt to so bind the Company or its affiliates.  Consultant further covenants and agrees not to make representations that Consultant has the power to bind the Company or its affiliates.

2.          Term; Termination.     The term of Consultant’s engagement shall be month-to-month.  Either party may terminate Consultant's engagement with or without cause by giving not less than three (3) business days written notice of such termination.  Upon the termination of his engagement, Consultant shall return to the Company all originals and copies, whether generated by Consultant or anyone else, of all documents, files, lists, forms, contracts, notebooks, rolodexes, keys, and any other material or items (e.g., access cards or computers) that are in Consultant's possession and relate to the Company, its business or its customers.

3.          Compensation.

(a)  Glowpoint agrees to pay Consultant for the Services at the rate of $12,500.00 per month, such payments to be made in accordance with Glowpoint’s then-current payroll policies. As between Glowpoint and Consultant, Consultant is responsible for identifying, billing and collecting all taxes or regulatory fees applicable to the service rendered.

(b) If pre-authorized by Glowpoint, Glowpoint agrees to pay Consultant for the cost of all reasonable and necessary travel, lodging and miscellaneous expense incurred by Consultant in providing the Services under this Agreement.

4.          Ownership of Work Product.  Consultant acknowledges and agrees that all work performed under this Agreement is specially ordered by Glowpoint and shall be work made for hire.  Glowpoint shall be the owner of all such work and Consultant hereby assigns, transfers and conveys to Glowpoint, without reservation, all worldwide ownership rights, title and interest in and to such work.  Consultant hereby irrevocably waives any and all moral rights that it may have in such work, or any part thereof, in connection with the use thereof by Glowpoint, its affiliates and any of their customers.

5.          [Intentionally left blank]

6.          Nondisclosure of Confidential Information.

(a)                 Consultant acknowledges that the Confidential Information (as defined below) is valuable and proprietary to the business of Company and agrees not to, directly or indirectly, use, publish, disseminate, describe or otherwise disclose any Confidential Information (as defined below) of Company without the prior written consent of Company . For purposes of this Agreement, "Confidential Information" shall mean all information of the Company and its affiliates (including, without limitation, information entrusted to the Company and/or its affiliates by others) that (i) is not otherwise generally available to the public, (ii) has not been independently developed by Consultant, or (iii) has not previously been known by or disclosed to Consultant by a third party not bound by confidentiality restrictions. Without limiting the generality of the foregoing, Confidential Information with respect to the Company and/or its affiliates includes information in maps, manuals, memoranda, projections, minutes, plans, drawings, designs, layouts, formula books, specifications, computer programs and records of the Company and/or its affiliates, whether or not legended or otherwise identified as Confidential Information, as well as information that is the subject of meetings and discussions and not so recorded.

(b)                 Consultant acknowledges that a breach of the covenants contained in this Section 6 will cause irreparable damage to Company, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Consultant agrees that if he breaches the covenant contained in this Section 6 in addition to any other remedy that may be available at law or in equity, Company shall be entitled to specific performance and injunctive relief, without posting bond or other security.

7.          Governing Law.  The terms and provisions of this Agreement shall be interpreted in accordance with and governed by the laws of the State of New Jersey, without giving effect to the conflict of laws principles of such jurisdiction.

8.          Entire Agreement; Interpretation.  This Agreement constitutes the entire agreement of the parties, and supersedes all prior agreements, oral or written, with respect to the subject matter hereof.  No presumption shall be construed against the party drafting this Agreement.

9.          Further Assurances.  Each of the parties hereto covenants to exercise upon request any further documents reasonably necessary to effect the terms, conditions or intent of this Agreement.

10.          Amendment.  No change or modification of this Agreement shall be effective unless in writing and signed by the parties hereto.

11.          Severability.  The provisions of this Agreement are severable and in the event that any one or more provisions are deemed invalid, illegal, or unenforceable in any respect, the remaining provisions shall remain in full force and effect.

12.          Notices.  All notices under this Agreement shall be in writing and shall be delivered by hand or sent by overnight courier or U.S. mail, certified, postage prepaid and return receipt requested, to the addresses set forth above (or at such other addresses as the parties may from time to time designate by notice to the other party).

IN WITNESS WHEREOF, the parties hereto have duly signed this Agreement as of the date first written above.

GLOWPOINT, INC.		CONSULTANT: Jon A. DeLuca

By:
Name: Title